Exhibit 11
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the reference to our Firm under the heading "Auditor" in the Statements of Additional Information of Fidelity Select Portfolios: Business Services and Outsourcing Portfolio and Medical Equipment and Systems Portfolio which are included in Post-Effective Amendment No. 62 to the Registration Statement on Form N-1A.

/s/Price Waterhouse LLP
Price Waterhouse LLP
Boston, Massachusetts
January 12, 1998